Herman Miller Reports Fourth Quarter Fiscal 2018 Results

•	Record net sales of $618 million and strong, broad-based order growth of 9%

•	Significant Consumer profitability improvement (+450 basis points over prior year)

•	Dividend increase of 10%
Webcast to be held Tuesday, July 3, 2018, at 9:30 AM ET

Release	Immediate
Date	July 2, 2018
Contact	Kevin Veltman (616) 654-3973 or kevin_veltman@hermanmiller.com
Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com
Media (616) 654-5977 or media_relations@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

NOTE: A data supplement with additional financial information relating to the periods covered by this press release is available for download from the Company’s website at http://www.hermanmiller.com/about-us/investors.html.

Herman Miller, Inc. (NASDAQ: MLHR) today announced results for its fourth quarter ended June 2, 2018. Net sales in the quarter totaled $618.0 million, an increase of 7.1% from the same quarter last fiscal year. New orders in the fourth quarter of $620.8 million were 9.3% above the prior year level.

Herman Miller reported net earnings of $0.53 per share on a diluted basis in the fourth quarter compared to diluted earnings per share of $0.55 in the same quarter last fiscal year. Excluding the impact of restructuring expenses and other special charges recognized in the period, adjusted earnings per share in the fourth quarter totaled $0.66 compared to adjusted earnings per share of $0.64 in the fourth quarter of last fiscal year.

For the full fiscal year, net sales were $2,381.2 million, reflecting a year-over-year increase of 4.5%. On an organic basis, net sales increased by 6.5% compared to last fiscal year. Diluted earnings per share for the full year totaled $2.12 compared to $2.05 last year. On an adjusted basis, diluted earnings per share totaled $2.30 in fiscal 2018 compared to $2.16 in fiscal 2017.

The Company also announced an increase in its quarterly cash dividend to $0.1975 per share payable in October 2018. This change represents an increase of 10% from the previous dividend payout of $0.18 per share.

Brian Walker, Chief Executive Officer, stated, "Strong net sales and order growth were a clear highlight of our results this quarter as we finished the fiscal year setting all-time records for quarterly and annual sales for our Company. Order growth for the quarter was broad-based across all of our business segments. As a result of our strong financial position, the Board of Directors approved a 10% increase in our quarterly dividend payout - an action that reflects the confidence of the Board and our leadership team in the power of our long-term strategy. These results are a tribute to the talent and effort of our people and they demonstrate the meaningful progress we have made on our strategic priorities."

Mr. Walker added, “We are very excited to add Maars Living Walls and HAY to our collection of leading brands with the equity and licensing investments that we announced in June. The investments directly support our strategic priorities. Maars significantly enhances our dealer eco-system initiative with their industry leading designs and performance capabilities in the fast-growing moveable wall category. The investments in HAY immediately impact our focus on scaling the Consumer business given their deep catalog and renowned reputation as a design leader of furniture and lifestyle accessories at accessible price points. These additions to the Herman Miller family of brands serve our ultimate goal of expanding the size of the addressable markets we serve, and add fuel to our effort to leverage our global multi-channel distribution capability.”

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Fourth Quarter Fiscal 2018 Financial Results

FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data)	(Unaudited)			(Unaudited)
	Three Months Ended			Twelve Months Ended
	6/2/2018	6/3/2017	% Chg.	6/2/2018	6/3/2017	% Chg.
	(13 weeks)	(13 weeks)		(52 weeks)	(53 weeks)
Net Sales	$618.0	$577.2	7.1%	$2,381.2	$2,278.2	4.5%
Gross Margin %	36.9%	38.3%	N/A	36.7%	37.9%	N/A
Operating Expenses	$184.3	$162.3	13.6%	$689.8	$660.9	4.4%
Restructuring and Impairment Expenses	$3.9	$8.8	N/A	$5.7	$12.5	N/A
Operating Earnings %	6.5%	8.6%	N/A	7.5%	8.4%	N/A
Adjusted Operating Earnings %*	8.4%	10.2%	N/A	8.3%	8.9%	N/A
Adjusted EBITDA*	$71.5	$76.0	(5.9)%	$271.0	$265.1	2.2%
Net Earnings Attributable to Herman Miller, Inc.	$31.8	$33.4	(4.8)%	$128.1	$123.9	3.4%
Earnings Per Share – Diluted	$0.53	$0.55	(3.6)%	$2.12	$2.05	3.4%
Adjusted Earnings Per Share – Diluted*	$0.66	$0.64	3.1%	$2.30	$2.16	6.5%
Orders	$620.8	$568.1	9.3%	$2,408.2	$2,282.9	5.5%
Backlog	$344.5	$322.6	6.8%
*Items indicated represent Non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities and Exchange Commission.

Consolidated gross margin in the fourth quarter of fiscal 2018 totaled 36.9%, representing a 140 basis point decrease from the level reported in the same quarter of last fiscal year. Cost of Sales in the current year include special charges totaling $1.5 million related to increased freight and distribution costs directly resulting from previously announced facility consolidation actions in the Company's Chinese manufacturing operations.
Operating expenses in the current year fourth quarter were $184.3 million compared to $162.3 million in the same quarter a year ago. Operating expenses included special charges totaling $6.4 million in the fourth quarter of fiscal 2018. These items related primarily to costs associated with the planned CEO transition announced in February and external consulting fees associated with the Company's profit enhancement initiatives. Excluding these items, operating expenses increased by $15.6 million compared to the same quarter last year.
The Company recognized pre-tax restructuring and impairment expenses totaling $3.9 million in the fourth quarter related mainly to the China facility consolidation. These expenses primarily reflect severance associated with targeted workforce reductions, retention costs and moving expenses.

Herman Miller’s effective income tax rate in the fourth quarter was 18.3%, compared to 29.9% in the same quarter last fiscal year. Excluding adjustments recorded in the quarter related to initial impacts of adopting the U.S. Tax Cuts and Jobs Act, the normalized effective tax rate in the period was approximately 19.8%. This is lower than the rate in the fourth quarter of 2017 due to the reduction in marginal corporate tax rates and incremental R&D tax credits recognized in the current quarter.

Jeff Stutz, Chief Financial Officer, noted, "We are particularly encouraged by the results of our Consumer business this quarter. Strong year-over-year growth in segment operating margins was driven by a record level of quarterly revenue and the initial realization benefits from our profit optimization efforts. On a consolidated basis, adjusted earnings for the quarter exceeded the expectations that we established in March, driven mainly by above-forecast sales volumes and a lower effective tax rate. In our view, the overall macro-economic backdrop for our business is supportive for continued growth, although inflationary pressures remain an outlook risk for the business. With that said, our strategic focus on profit optimization is yielding benefit, and we are further expanding this work with the goal of offsetting these pressures and delivering on our long-term profitability goals.”

The Company ended the fourth quarter with total cash and cash equivalents of $203.9 million, an increase of $10.9 million from the balance at the end of the third quarter. Cash flow generated from operations in the fourth quarter and full fiscal year was $55.8 million and $166.5 million, respectively. This compared to $80.0 million and $202.1 million in the respective periods last fiscal year.

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Segment Sales and Orders

The following tables summarize reported and organic segment sales and orders for the fourth quarter of fiscal 2018:

Organic Sales Growth (Decline) by Segment *

	Three Months Ended					Three Months Ended
	6/2/18					6/3/17
	North America	ELA	Specialty	Consumer	Total	North America	ELA	Specialty	Consumer	Total
Net Sales, as reported	$309.2	$125.4	$83.2	$100.2	$618.0	$321.0	$92.6	$73.6	$90.0	$577.2
% change from PY	(3.7)%	35.4%	13.0%	11.3%	7.1%

Proforma Adjustments
Dealer Divestitures	—	—	—	—	—	(4.4)	—	—	—	(4.4)
Currency Translation Effects (1)	(1.2)	(5.1)	(0.1)	(0.1)	(6.5)	—	—	—	—	—
Net Sales, organic	$308.0	$120.3	$83.1	$100.1	$611.5	$316.6	$92.6	$73.6	$90.0	$572.8
% change from PY	(2.7)%	29.9%	12.9%	11.2%	6.8%

Organic Order Growth (Decline) by Segment *

	Three Months Ended					Three Months Ended
	6/2/18					6/3/17
	North America	ELA	Specialty	Consumer	Total	North America	ELA	Specialty	Consumer	Total
Orders, as reported	$323.5	$110.8	$84.8	$101.7	$620.8	$311.6	$89.8	$75.8	$90.9	$568.1
% change from PY	3.8%	23.4%	11.9%	11.9%	9.3%

Proforma Adjustments
Dealer Divestitures	—	—	—	—	—	(1.9)	—	—	—	(1.9)
Currency Translation Effects (1)	(1.1)	(3.2)	—	(0.1)	(4.4)	—	—	—	—	—
Orders, organic	$322.4	$107.6	$84.8	$101.6	$616.4	$309.7	$89.8	$75.8	$90.9	$566.2
% change from PY	4.1%	19.8%	11.9%	11.8%	8.9%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

* Items represent Non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities and Exchange Commission.

First Quarter Fiscal 2019 Guidance

Looking forward, Herman Miller expects net sales in the first quarter of fiscal 2019 to be in the range of $610 million to $630 million. This forecast includes the impact of adopting the new revenue recognition standard (ASC 606) at the beginning of fiscal 2019. This adoption results in recording certain product pricing elements as expenses within cost of goods sold going forward that were previously classified on a net basis within sales, effectively increasing revenues when compared to reported net sales in fiscal 2018. On an organic basis, adjusted for the adoption of the new revenue recognition standard, which would have increased prior year sales by approximately $7 million, as well as the impact of a dealer divestiture, this forecast implies organic sales growth of 6% compared to the first quarter of the prior year at the mid-point of the range. Diluted earnings per share in the quarter are expected to range from $0.63 to $0.67 per share.
Supplemental Information and Webcast

The Company has created a supplemental data report which provides additional information relevant to its quarterly results. This document can be accessed via a link on the Investors section of the Company's website at http://www.hermanmiller.com/about-us/investors.html.

The Company will host a live webcast to discuss the results of the fourth quarter of fiscal 2018 on Tuesday, July 3, 2018, at 9:30 a.m. ET. To ensure your access to the webcast, you should allow extra time to visit the Company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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About Herman Miller
Herman Miller is a globally recognized provider of furnishings and related technologies and services. Headquartered in West Michigan, the 113-year-old company has relied on innovative design to solve problems wherever people work, live, learn, and heal. With recognizable designs as part of museum collections worldwide, Herman Miller is a past recipient of the Smithsonian Institution's Cooper Hewitt National Design Award and has been ranked number one on Contract Magazine’s list of “Brands that Inspire” for four straight years. Known and respected for its leadership in corporate social responsibility, Herman Miller has earned numerous global sustainability and inclusivity awards including the Human Rights Foundation’s top rating in its Corporate Equality Index for 11 years in a row. In fiscal 2018, the Company generated $2.38 billion in revenue and employed nearly 8,000 people worldwide. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” "likely,” “plans,” “projects,” and “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, the success of our growth strategy, our success in initiatives aimed at achieving long-term cost saving goals, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, our ability to expand globally given the risks associated with regulatory and legal compliance challenges and accompanying currency fluctuations, changes in future tax legislation or interpretation of current tax legislation, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, our ability to locate new retail studios, negotiate favorable lease terms for new and existing locations and implement our studio portfolio transformation, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly-introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the pace and level of government procurement, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the quarter ended June 2, 2018, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share and common share data)

	Three Months Ended				Twelve Months Ended
	June 2, 2018		June 3, 2017		June 2, 2018		June 3, 2017
	(13 weeks)		(13 weeks)		(52 weeks)		(53 weeks)
Net Sales	$618.0	100.0%	$577.2	100.0%	$2,381.2	100.0%	$2,278.2	100.0%
Cost of Sales	389.7	63.1%	356.3	61.7%	1,508.2	63.3%	1,414.0	62.1%
Gross Margin	228.3	36.9%	220.9	38.3%	873.0	36.7%	864.2	37.9%
Operating Expenses	184.3	29.8%	162.3	28.1%	689.8	29.0%	660.9	29.0%
Restructuring and Impairment Expenses	3.9	0.6%	8.8	1.5%	5.7	0.2%	12.5	0.5%
Operating Earnings	40.1	6.5%	49.8	8.6%	177.5	7.5%	190.8	8.4%
Other Expenses, net	1.6	0.3%	2.8	0.5%	9.4	0.4%	13.2	0.6%
Earnings Before Income Taxes and Equity Income	38.5	6.2%	47.0	8.1%	168.1	7.1%	177.6	7.8%
Income Tax Expense	7.1	1.1%	14.1	2.4%	42.4	1.8%	55.1	2.4%
Equity Income, net of tax	0.8	0.1%	0.6	0.1%	3.0	0.1%	1.6	0.1%
Net Earnings	32.2	5.2%	33.5	5.8%	128.7	5.4%	124.1	5.4%
Net Earnings Attributable to Noncontrolling Interests	0.4	0.1%	0.1	—%	0.6	—%	0.2	—%
Net Earnings Attributable to Herman Miller, Inc.	$31.8	5.1%	$33.4	5.8%	$128.1	5.4%	$123.9	5.4%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings Per Share – Basic	$0.53		$0.56		$2.15		$2.07
Weighted Average Basic Common Shares	59,526,820		59,751,684		59,681,268		59,871,805
Earnings Per Share – Diluted	$0.53		$0.55		$2.12		$2.05
Weighted Average Diluted Common Shares	60,094,769		60,460,171		60,311,305		60,554,589

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Twelve Months Ended
	June 2, 2018	June 3, 2017
	(52 weeks)	(53 weeks)
Net Earnings	$128.7	$124.1
Cash Flows provided by Operating Activities	166.5	202.1
Cash Flows used for Investing Activities	(62.7)	(116.3)
Cash Flows used for Financing Activities	2.5	(74.6)
Effect of Exchange Rates	1.4	0.1
Change in Cash	107.7	11.3
Cash, Beginning of Period	96.2	84.9
Cash, End of Period	$203.9	$96.2

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	June 2, 2018	June 3, 2017
ASSETS
Current Assets:
Cash and Cash Equivalents	$203.9	$96.2
Marketable Securities	8.6	8.6
Accounts and Notes Receivable, net	219.3	186.6
Inventories, net	162.4	152.4
Prepaid Expenses and Other	51.2	48.1
Total Current Assets	645.4	491.9
Net Property and Equipment	331.4	314.6
Other Assets	502.7	499.8
Total Assets	$1,479.5	$1,306.3

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$171.4	$148.4
Accrued Liabilities	242.4	237.3
Total Current Liabilities	413.8	385.7
Long-term Debt	275.0	199.9
Other Liabilities	95.4	108.4
Total Liabilities	784.2	694.0
Redeemable Noncontrolling Interests	30.5	24.6
Herman Miller, Inc. Stockholders' Equity	664.6	587.5
Noncontrolling Interests	0.2	0.2
Total Stockholders' Equity	664.8	587.7
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$1,479.5	$1,306.3

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